Exhibit 99.1

 NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2007 FIRST QUARTER RESULTS ;
SALES UP 27%
GREEN BAY, WI (February 9, 2007)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2007 first quarter sales were $27,017,000, up 27% over fiscal year 2006 first quarter sales.
Net income per diluted share for the 2007 first quarter was $0.03 per share compared to $0.01 net income per diluted share for the first quarter of 2006. The fiscal 2007 first quarter earnings, though improved over prior year, were negatively impacted by continuing excess labor and waste costs resulting from start-up of major projects late in fiscal 2006 at the Tufco-Green Bay plant.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “We began fiscal year 2007 with the primary objective of improving profits at our Green Bay plant by, first, reducing excess waste and labor related to project start-ups, and, second, by successfully starting up several more new projects we have been awarded. We made some progress on waste and labor costs reductions in the first quarter, but as we had previously said, our equipment automation was delayed due to machine deliveries and those delays caused us to use significant manual labor to maintain output to meet customer demands. We are now looking to early March to fully implement our planned automation measures. We will, also, be starting up new projects in February and March which should positively impact our third and fourth quarters of this fiscal year,” he concluded.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2007 results in comparison to fiscal 2006 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, and the Company’s ability to improve the run rates for its products. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	December 31,	September 30,
	2006	2006
ASSETS
Cash & Cash Equivalents	$8	$5
Accounts Receivable — Net	11,922	15,079
Inventories	17,260	14,125
Other Current Assets	1,761	1,173

Total Current Assets	30,951	30,382

Property, Plant and Equipment — Net	19,438	18,941
Goodwill — Net	7,212	7,212
Other Assets	149	154

Total	$57,750	$56,689

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$10,084	$9,923
Accrued Liabilities	1,228	1,050

Total Current Liabilities	11,312	10,973

Long-Term Debt	7,650	7,073
Deferred Income Taxes	2,095	2,103

Common Stock and Paid-in Capital	25,295	25,274
Retained Earnings	12,540	12,408
Treasury Stock	(1,142)	(1,142)

Total Stockholders’ Equity	36,693	36,540

Total	$57,750	$56,689

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 31,
	2006	2005
Net Sales	$27,017	$21,313

Cost of Sales	25,725	20,313

Gross Profit	1,292	1,000

SG&A Expense	1,001	967
(Gain) Loss on Asset Sales	—	—

Operating Income	291	33

Interest Expense (Income)	91	20
Interest Income and Other (Income) Expense	(16)	(25)

Income Before Income Tax	216	38

Income Tax Expense	85	15

Net Income	$131	$23

Net Income Per Share:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

Weighted Average Common Shares Outstanding:
Basic	4,535,244	4,546,595
Diluted	4,552,786	4,552,511